Exhibit 99.1

Escalade Announces Acquisition of ASL Solutions, a Leading U.S. Manufacturer of Premium Insulated Dog Houses

EVANSVILLE, Ind., Aug. 25, 2026 /PRNewswire/ -- Escalade, Inc. (NASDAQ: ESCA), a leader in sporting goods, safety, and indoor/outdoor recreation equipment, today announced the acquisition of the assets of ASL Solutions, a leading manufacturer of premium insulated dog houses. Founded in 2000 and based in Ste. Marie, Illinois, ASL Solutions’ product offering includes insulated dog and cat houses and accessory products, including the Dog Palace®, CRB Palace™, RB Palace™, and DP Hunter™ product lines.

This strategic acquisition expands Escalade’s ability to develop and grow compelling product lines by adding complementary manufacturing capabilities and a differentiated product platform to its existing portfolio. ASL Solutions’ rotational molding expertise and durable, fully insulated dog houses expand Escalade’s domestic production capabilities while providing a meaningful entry into the growing pet market. ASL’s products, engineered to help pets stay warmer in colder weather and cooler in warmer conditions, build on Escalade’s experience serving consumers with sporting goods, recreation, and other outdoor, backyard, and family-oriented products. The transaction creates opportunities to leverage Escalade’s capabilities, resources, and broad reach to strengthen ASL’s existing product lines and expand into complementary categories that support Escalade’s long-term growth objectives.

“In addition to the expanded U.S.-based manufacturing capabilities, this acquisition supports our strategy of pursuing complementary opportunities that can drive long-term value creation. ASL provides a meaningful entry point into the growing pet market, which is a natural adjacency to our sporting goods and recreation markets. We look forward to building on ASL’s strong foundation and providing consumers with premium products designed with the quality, durability, and thoughtful design they expect from our brands," said Escalade's President & CEO Patrick Griffin.

“We founded ASL Solutions with a simple goal: to create better, more durable spaces for pets and give owners greater peace of mind. That commitment has guided our approach to product innovation for more than 25 years, and we are proud of the foundation we have built. We believe joining Escalade is a logical next chapter for the company and our customers, and that Escalade’s resources, reach, and shared commitment to quality will create additional opportunities and bring our products to even more pets and their owners,” said ASL Solutions owners Howard Atkison and Bob Guinn.

ASL Solutions will join Escalade’s US Weight Group portfolio of fitness and safety products, which is led by Allison McDonald, General Manager of US Weight Group.

“We are excited to welcome the ASL team and look forward to bringing their experience, expertise, and passion to our organization. The addition of ASL’s rotational molding capabilities complements our existing injection and blow molding capabilities, expanding our domestic manufacturing platform and creating opportunities to leverage the strengths of our organization. Entering the pet market provides a meaningful new category for us, and we believe the combination of our teams, capabilities, and shared commitment to quality and innovation will create compelling new opportunities for long-term growth,” said Allison McDonald.

ABOUT ESCALADE

Founded in 1922, and headquartered in Evansville, Indiana, Escalade designs, manufactures, and sells sporting goods, safety, fitness, and indoor/outdoor recreation equipment. Our mission is to connect family and friends, create lasting memories, and play life to the fullest. Leaders in our respective categories, Escalade's distinct and acclaimed brands include Goalrilla™ in-ground basketball hoops; STIGA® tennis tables and accessories; Bear® Archery and archery equipment; Brunswick Billiards® tables and accessories; Accudart® darting; Onix® pickleball; Lifeline® fitness products; and RAVE Sports® water recreation products. Escalade's products are available online and through leading retailers nationwide. For more information about Escalade's diverse and prominent brand portfolio, history, financials, and governance, please visit www.escaladeinc.com.

ABOUT ASL SOLUTIONS

Founded in 2000, ASL Solutions, Inc. is a manufacturer of premium insulated dog and cat houses and pet accessories designed to provide safe, comfortable spaces for pets in a variety of weather conditions. Founded by Howard Atkison and Bob Guinn, who bring more than 60 years of combined manufacturing experience, ASL was born from their desire to create a durable, fully insulated dog house that could withstand the demands of large outdoor dogs. ASL introduced its flagship Dog Palace® insulated dog house with real foam insulation and a durable, self-closing insulated door. Since then, the company has continued to innovate its product portfolio with solutions including the DP Hunter™, CRB Palace™, RB Palace™, Cat Palace™, specialized heating and cooling systems, and pet beds. ASL’s products are designed with a focus on durability, comfort, and thoughtful features that help pet owners provide a better environment for the animals they love.

FORWARD-LOOKING STATEMENTS

This report contains forward-looking statements relating to present or future trends or factors that are subject to risks and uncertainties. These risks include, but are not limited to, Escalade's ability to successfully achieve the anticipated results of strategic acquisitions, including the integration of the operations of acquired assets and businesses, the impact of competitive products and pricing, product demand and market acceptance, and other risks detailed from time to time in Escalade's filings with the Securities and Exchange Commission. Escalade undertakes no obligation to release revisions to these forward-looking statements after the date of this report.

INVESTOR RELATIONS CONTACTS

Escalade Contact:

Wesley Smith

Vice President of Financial Reporting & Investor Relations

Phone: 812-467-1334

Email: ir@escaladeinc.com

SOURCE Escalade, Incorporated